Exhibit 99.1

May 2, 2018

SRC Energy Inc. Reports First Quarter 2018 Financial and Operating Results; Announces Amended and Restated Credit Agreement with an Increased Borrowing Base

Denver--(GlobeNewswire - 5/2/2018) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three months ended March 31, 2018 and announces an amended and restated credit agreement with an increase to its borrowing base.

First Quarter 2018 Highlights

•	Revenues were $147.2 million for the three months ended March 31, 2018

•	Net income was $65.8 million or $0.27 per diluted share for the three months ended March 31, 2018

•	Adjusted EBITDA was $115.7 million for the three months ended March 31, 2018 (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	Drilling and completion capital expenditures of $111.0 million for the three months ended March 31, 2018 were funded from EBITDA

First Quarter 2018 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended
Net Volumes	3/31/2018	3/31/2017	% Chg.
Crude Oil (MBbls)	2,041	680	200%
Natural Gas Liquids (MBbls)	758	343	121%
Natural Gas (MMcf)	7,719	3,446	124%
Sales Volumes: (MBOE)	4,086	1,597	156%
Average Daily Volumes
Daily Production (BOE/day)	45,397	17,743	156%
Product Price Received
Crude Oil ($/Bbl)	$56.01	$42.50	32%
Natural Gas Liquids ($/Bbl)	$19.15	15.94	20%
Natural Gas ($/Mcf)	$2.14	$2.66	(20)%
Average Realized Price ($/BOE)	$35.58	$27.27	30%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$1.93	$2.33	(17)%
Production Tax	$3.29	$0.92	258%
DD&A Expense	$9.08	$8.28	10%
Total G&A Expense	$2.35	$5.14	(54)%

Oil, natural gas, and natural gas liquids revenues for the three months ended March 31, 2018 increased 236% compared to the three months ended March 31, 2017. This was due to a 156% increase in sales volumes combined with a 30% improvement in average realized sales price per BOE.

Unit operating costs generally continue to benefit from larger volumes of production from horizontal wells turned to sales during the last twelve months. Production taxes for the three months ended March 31, 2017 were favorably impacted by an adjustment to the Company's assumed ad valorem tax rate.

The Company's 2018 first quarter net income totaled $65.8 million, or $0.27 per diluted share, compared to a net income of $19.9 million, or $0.10 per diluted share, in the year ago quarter. Adjusted EBITDA in the first quarter of 2018 was $115.7 million as compared to $32.5 million in the year ago quarter.

The Company accrued deferred tax expense of $5.8 million during the first quarter of 2018 as compared to no expense in the same period of 2017.  This is primarily a result of expectations for positive three-year cumulative taxable income through 2018. The Company expects an effective tax rate of approximately 8% through the remainder of the year.

Credit Agreement

On April 2, 2018 the Company entered into a new amended and restated credit agreement for its revolving credit facility. Among other provisions, the borrowing base under the credit agreement was increased to $550 million with aggregate elected commitments of $450 million.    The Company currently has no amounts drawn on the facility.

Operational Status

First Quarter 2018 Operating Activity
	Lateral Length	# of wells on Pad	WI %	# of Wells Drilled	# of Wells Completed	# of Wells Turned to Sales
Leffler Pad	LL	12	90%			12
Ag Pad	LL	12	89%		12
Goetzel Pad	LL	12	92%	1	6
Falken Pad	6 SL, 12 LL	18	95%	4
Donn Pad	LL	13	88%	8
Boomerang Pad	12 ML, 4 LL	16	83%	15
Total wells				28	18	12
SL ~4,500' ML ~7,500' LL ~10,000'

Conference Call

The Company will host a conference call on Thursday, May 3, 2018 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122

International Dial-in Number: (201) 493-6747

Webcast: https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/24383/indexl.html

Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  5/17/18

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Greater Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the availability of adequate midstream infrastructure, the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA, a non-GAAP financial measure, as net income adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income, its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA:
Net income	$65,796	$19,880
Depreciation, depletion, and accretion	37,081	13,229
Stock-based compensation	2,796	2,675
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	5,781	(3,379)
Cash settlements on commodity derivative contracts	(1,555)	81
Interest income, net of interest expense	(9)	(11)
Income tax expense	5,811	—
Adjusted EBITDA	$115,701	$32,475

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended March 31, 2018, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	March 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$71,743	$48,772
Other current assets	119,394	111,263
Total current assets	191,137	160,035

Oil and gas properties and other equipment	1,973,109	1,876,576
Goodwill	40,711	40,711
Other assets	2,049	2,242

Total assets	$2,207,006	$2,079,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	257,154	202,307

Revolving credit facility	—	—
Notes payable, net of issuance costs	538,471	538,186
Asset retirement obligations	25,330	28,376
Other liabilities	8,140	2,261
Total liabilities	829,095	771,130

Shareholders' equity:
Common stock and paid-in capital	1,478,195	1,474,514
Retained deficit	(100,284)	(166,080)
Total shareholders' equity	1,377,911	1,308,434

Total liabilities and shareholders' equity	$2,207,006	$2,079,564

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$65,796	$19,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	37,081	13,229
Provision for deferred taxes	5,811	—
Other, non-cash items	4,561	(1,387)
Changes in operating assets and liabilities	14,432	(2,364)
Net cash provided by operating activities	127,681	29,358

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(1,329)	(25,082)
Capital expenditures for drilling and completion activities	(100,347)	(55,464)
Other capital expenditures	(3,957)	(4,488)
Proceeds from sales of oil and gas properties and other	728	70,689
Net cash used in investing activities	(104,905)	(14,345)

Cash flows from financing activities:
Equity financing activities	431	(431)
Debt financing activities	(236)	—
Net cash provided by (used in) financing activities	195	(431)

Net increase in cash and equivalents	22,971	14,582
Cash and equivalents at beginning of period	48,772	36,834
Cash and equivalents at end of period	$71,743	$51,416

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Oil, natural gas, and NGL revenues	$147,233	$43,790

Expenses:
Lease operating expenses	7,896	3,722
Transportation and gathering	1,855	250
Production taxes	13,443	1,466
Depreciation, depletion, and accretion	37,081	13,229
Unused commitment charge	—	669
General and administrative	9,600	8,200
Total expenses	69,875	27,536

Operating income	77,358	16,254

Other income (expense):
Commodity derivatives gain (loss)	(5,781)	3,379
Interest expense, net of amounts capitalized	—	—
Interest income	9	11
Other income	21	236
Total other income (expense)	(5,751)	3,626

Income before income taxes	71,607	19,880

Income tax expense	5,811	—
Net income	$65,796	$19,880

Net income per common share:
Basic	$0.27	$0.10
Diluted	$0.27	$0.10

Weighted-average shares outstanding:
Basic	241,751,915	200,707,891
Diluted	243,166,897	201,309,251

Released 5/2/2018